EXHIBIT 99.1

Nevada Gold to Acquire Washington Casinos

Rescheduling of the Company’s Third Quarter 2009 Earnings Conference Call

HOUSTON, March 12, 2009 – Nevada Gold & Casinos, Inc. (NYSE Alternext US: UWN) today announced that the Company has reached an agreement to acquire three casinos in the state of Washington, for $15.75 million.  The casinos are currently owned by three local investors and the transaction will be funded by cash on the Company’s balance sheet as well as a $4.0 million note issued by the Company.

“We are very excited about this acquisition and the potential market opportunity. Importantly, we anticipate that management is staying intact and we are looking forward to working with each facility to make improvements to drive future growth and profitability,” said Robert Sturges, CEO of Nevada Gold.

The three casinos are The Crazy Moose Casino, located in Pasco, Coyote Bob’s Roadhouse Casino, located in Kennewick, and the Crazy Moose Casino, located in Mountlake Terrace in close proximity to Seattle.  Combined, the facilities have a total of 40 table games including blackjack, Spanish 21 and other popular banked table games.  Additional banked table games are permitted along with poker and pull tabs. As of January 1, 2009, the maximum bet for each facility was increased from $200 to $300 and the law was changed to allow casinos to be open 24 rather than 18 hours per day.

The casinos are currently generating in excess of $3.0 million in cash flow annually.

Closing of the acquisition is subject to customary closing conditions, including licensing and necessary lease transfers, among other conditions.

Due to the acquisition announcement, the Company has rescheduled its previously announced earnings call for today, March 12, 2009 at 5:00pm EDT to Monday, March 16, 2009 at 9:00am EDT.  The call can be accessed live over the phone by dialing (888) 600-4863 or for international callers by dialing (913) 312-0375.  A simultaneous webcast of the call will be available by visiting http://www.nevadagold.com/.  A replay will be available at 11:00am EDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the pin number is 7122949. The replay will be available until March 30, 2009.

About Nevada Gold
Nevada Gold & Casinos, Inc. (NYSE Alternext US: UWN) of Houston, Texas is a developer, owner and operator of gaming facilities in Colorado and the southeastern United States. The Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. The Company also has a management contract with Oceans Casino Cruises, Inc., owner of SunCruz Casinos, the largest day cruise casino company in the United States. For more information, visit www.nevadagold.com.

CONTACT:	NevadaGold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

ICR, Inc.
Don Duffy
(203) 682-8200